Exhibit (a)(5)




                              MUNIVEST FUND, INC.

                Articles Supplementary creating five series of

                       Auction Market Preferred Stock(R)



     MUNIVEST FUND, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of its Charter, the Board of Directors has reclassified 8,250 authorized and unissued shares of common stock of the Corporation as additional preferred stock of the Corporation and has authorized the issuance of preferred stock, par value $.10 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, to be designated Auction Market Preferred Stock.

     SECOND: The preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the shares of such preferred stock shall be identical to the 2,750 shares of Auction Market Preferred Stock previously reclassified and authorized by the Board of Directors pursuant to Articles Supplementary dated December 7, 1988 and filed on December 7, 1988 with the Maryland State Department of Assessments and Taxation. Accordingly, these Articles Supplementary hereby incorporate by reference such previously filed Articles Supplementary beginning with the section entitled "DESIGNATION"

________________
(R) Registered trademark of Merrill Lynch & Co., Inc.

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and continuing until the end of the final section entitled "Securities
Depository; Stock Certificates," with the following exceptions:


     At page 2, in the section entitled "DESIGNATION," strike out the date "December 8, 1988" and insert in lieu thereof the date "December 1, 1994"; strike out the number "500" and insert in lieu thereof the number "1,500"; and strike out the number "750" and insert in lieu thereof the number "2,250".

     IN WITNESS WHEREOF, MUNIVEST FUND, INC. has caused these presents to be signed in its name and on its behalf by a duly authorized officer, and attested by its Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation, and state under the penalties of perjury that to the best of their knowledge, information and belief the matters and facts herein set forth with

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respect to approval are true in all material respects, all on November 30,
1994.

                                              MUNIVEST FUND, INC.


                                              By /s/  Vincent R. Giordano
                                              --------------------------------
                                                 Name: Vincent R. Giordano
                                                 Title: Senior Vice President

Attest:

 /s/  Mark B. Goldfus
--------------------------
Name:  Mark B. Goldfus
Its:   Secretary


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